EXHIBIT 8.1
April 10, 2008
Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034-5178
Ladies and Gentlemen:
We are acting as special counsel for Meadowbrook Insurance Group, Inc., a Michigan corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”), with respect to the registration under the Securities Act of 1933 (the “Act”) of the offering of Shares of the Company’s Common Stock, in connection with a proposed merger (“Merger”) of ProCentury Corporation, an Ohio corporation (“ProCentury”), into a wholly-owned subsidiary of the Company, MBKPC Corp., a Michigan corporation (“Merger Sub”), pursuant to that certain Agreement and Plan of Merger, dated as of February 20, 2008, by and among the Company, ProCentury and Merger Sub (the “Merger Agreement”). Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Registration Statement and the Merger Agreement.
FACTS, ASSUMPTIONS AND REPRESENTATIONS
In connection with our opinion, we have reviewed (without any independent verification of the matters set forth therein) the Section of the Registration Statement entitled “United States Federal Income Tax Consequences of the Merger” (“Tax Section”), the Merger Agreement and such other documents, records and instruments that we have deemed necessary or appropriate for purposes of this opinion. We have relied upon the truth and accuracy at all relevant times of the facts and statements contained in the Registration Statement and the Merger Agreement, and have assumed that the transactions described therein will be consummated in accordance with all the terms set forth therein and without any waiver of any material provision thereof.
The opinion contained in this letter is further based on the facts, assumptions, and representations verified and obtained from representatives of the Company, ProCentury and Merger Sub to be true as of the date of this letter and as of the date of the Merger. If any of these facts, assumptions, or representations is not entirely complete or accurate, it is imperative that we are informed immediately in writing because their incompleteness or inaccuracy could cause us to change our opinion.
With regard to our review of the Tax Section of the Registration Statement, and the Merger Agreement, we have assumed that: (i) the Merger will be reported by the

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April 10, 2008

Company, ProCentury and Merger Sub on their respective U.S. federal income tax returns in a manner consistent with the opinion set forth below; (ii) any representation or statement that is anticipated to be true or that is made “to the best of our knowledge” or is similarly qualified is correct without such qualification; (iii) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement (present or otherwise), there is in fact no such plan, intention, understanding or agreement; (iv) officers of the Company, ProCentury and Merger Sub who have signed the representations on behalf of those respective entities are knowledgeable concerning the matters and are authorized to make all of the representations set forth herein; and (v) the Merger Agreement and other documents we reviewed are duly authorized, valid and enforceable.
We have assumed the genuineness of all signatures, the authenticity of documents and records submitted to us as originals, the conformity to the originals of all documents and records submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents and records.
SCOPE OF OPINION
Our advice in this opinion letter is limited to the conclusions specifically set forth herein under the heading OPINION. We express no opinion with respect to any other federal, state, local, or foreign tax or legal aspect of the transactions described herein or any other consequences that may result from the Merger Agreement or any other transaction. No inference should be drawn on any matter not specifically opined on below.
In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations thereunder, and judicial and administrative interpretations thereof—all as in effect on the date of this letter. This opinion represents our best judgment regarding the application of the foregoing authorities. These authorities are subject to change or modification retroactively and/or prospectively and any such changes could affect the validity or correctness of our opinion. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification.
It should be noted that no ruling has been sought from the Internal Revenue Service with respect to the federal income tax consequences of the Merger. This opinion is not binding on the Internal Revenue Service, any other tax authority, or

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any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.
This opinion letter may be relied upon by you only in connection with the transaction described in the initial paragraph of this opinion letter and may not be used or relied upon by you for any other purpose or by any other person for any other purpose whatsoever without, in each instance, our prior written consent. This opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the opinion stated herein. Furthermore, in the event any one of the facts or statements or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.
BECAUSE THIS OPINION MAY BE CONSIDERED A LIMITED SCOPE OPINION UNDER TREASURY DEPARTMENT CIRCULAR NO. 230, WE ARE REQUIRED TO NOTIFY YOU THAT THIS OPINION IS LIMITED TO THE ISSUES ADDRESSED HEREIN, ADDITIONAL ISSUES MAY EXIST THAT COULD AFFECT THE TAX TREATMENT OF THE TRANSACTION DESCRIBED HEREIN AND THIS OPINION DOES NOT CONSIDER OR PROVIDE A CONCLUSION WITH RESPECT TO ANY ADDITIONAL ISSUES, AND WITH RESPECT TO ANY SIGNIFICANT FEDERAL TAX ISSUES OUTSIDE THE LIMITED SCOPE OF THIS OPINION, THE OPINION WAS NOT WRITTEN AND MAY NOT BE USED BY ANY PERSON TO AVOID PENALTIES.
OPINION
Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and set forth in the discussion in the Registration Statement under the heading “United States Federal Income Tax Consequences of the Merger,” we hereby confirm the following statements set forth in the Registration Statement, under the heading “United States Federal Income Tax Consequences of the Merger,” that
1.	The Merger, if it complies with applicable state law, will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code. Meadowbrook, Merger Sub and ProCentury will each be a “party to the reorganization” within the meaning of Code Section 368(b).

2.	No gain or loss will be recognized by either Meadowbrook or Merger Sub on the receipt by Merger Sub of substantially all of the assets of ProCentury in exchange for Meadowbrook’s common stock, cash and the assumption by Merger Sub of the liabilities of ProCentury. Section 1.1032-2 of the Income Tax Regulations.

3.	No gain or loss will be recognized by ProCentury on its transfer of substantially all of its assets to Merger Sub in exchange for Meadowbrook common stock, cash (distributed to ProCentury shareholders) and the assumption by Merger Sub of ProCentury’s liabilities. Sections 361(b) and 357(a) of the Code.

4.	No gain or loss will be recognized by ProCentury shareholders solely on the receipt of Meadowbrook common stock in the exchange for their ProCentury common stock in the Merger. Code Section 354(a).

5.	Gain, if any, will be recognized by ProCentury shareholders upon the receipt of Meadowbrook common stock and cash in the Merger, but not in excess of the amount of cash received. Code Section 356(a)(1). If the exchange has the effect of a distribution of a dividend (determined with the application of Code Section 318(a)), then the amount of gain recognized that is not in excess of ProCentury shareholder’s ratable share of the undistributed earnings and profits will be treated as a dividend. Code Section 356(a)(2). No loss will be recognized pursuant to Code Section 356(c).

6.	To the extent any ProCentury shareholders receive solely cash in the Merger in exchange for ProCentury common stock, the amount of gain recognized by said shareholder will be calculated under Code Section 1001 and Income Tax Regulation 1.1001 — 1.

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We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement filed by the Company under the Act, with regard to the Merger, and to the reference to us in the prospectus and any prospectus supplements contained therein under the caption “United States Federal Income Tax Consequences of the Merger.” In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

BODMAN LLP

/s/Stephen L. Gutman
By: Stephen L. Gutman, a Partner

/s/Jerrold M. Bigelman
By: Jerrold M. Bigelman, a Partner

JMB/cak